Exhibit 99.1

Cathay General Bancorp Announces Second Quarter 2021 Results

LOS ANGELES, July 26, 2021 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our") (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended June 30, 2021. The Company reported net income of $77.2 million, or $0.97 per share, for the second quarter of 2021.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	June 30, 2021	March 31, 2021	June 30, 2020
Net income	$77.2 million	$73.4 million	$54.3 million
Basic earnings per common share	$0.98	$0.92	$0.68
Diluted earnings per common share	$0.97	$0.92	$0.68
Return on average assets	1.60%	1.57%	1.15%
Return on average total stockholders' equity	12.53%	12.18%	9.31%
Efficiency ratio	43.41%	47.03%	44.82%

SECOND QUARTER HIGHLIGHTS

  Total loans, excluding Paycheck Protection Program loans, increased by 3.4% annualized.
  The net interest margin increased to 3.24% in the second quarter of 2021 from 3.20% in the first quarter of 2021 and 3.02% in second quarter of 2020.
  Quarterly earnings per share increased 5.75% from first quarter of 2021 and 42.6% from same quarter in 2020.
  Total deposits, excluding time deposits, increased for the quarter by $462.2 million, or 18.3% annualized.

"For the second quarter of 2021, total loans, excluding Paycheck Protection Program loans, increased by 3.4% annualized. Under our previously announced April 2021 stock repurchase program, we repurchased 1.5 million shares at an average cost of $41.46 per share, for a total of $63.5 million, during the second quarter," commented Chang M. Liu, President and Chief Executive Officer of the Company.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2021, was $77.2 million, an increase of $22.9 million, or 42.2%, compared to net income of $54.3 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2021, was $0.97 per share compared to $0.68 per share for the same quarter a year ago.

Return on average stockholders' equity was 12.53% and return on average assets was 1.60% for the quarter ended June 30, 2021, compared to a return on average stockholders' equity of 9.31% and a return on average assets of 1.15% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $13.5 million, or 10.0%, to $148.0 million during the second quarter of 2021, compared to $134.5 million during the same quarter a year ago. The increase was due primarily to a decrease in interest expense from deposits, offset, in part, by a decrease in interest income from loans and securities.

The net interest margin was 3.24% for the second quarter of 2021 compared to 3.02% for the second quarter of 2020 and 3.20% for the first quarter of 2021.

For the second quarter of 2021, the yield on average interest-earning assets was 3.62%, the cost of funds on average interest-bearing liabilities was 0.53%, and the cost of interest-bearing deposits was 0.48%. In comparison, for the second quarter of 2020, the yield on average interest-earning assets was 3.91%, the cost of funds on average interest-bearing liabilities was 1.20%, and the cost of interest-bearing deposits was 1.16%. The decrease in the yield on average interest-earning assets resulted mainly from lower lending rates. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.09% for the quarter ended June 30, 2021, compared to 2.71% for the same quarter a year ago.

(Reversal)/provision for credit losses

As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act") and as extended by the Consolidated Appropriations Act, 2021, the Company adopted the Current Expected Credit Losses ("CECL") methodology for estimated credit losses effective as of January 1, 2021. The Company recorded a reversal for credit losses of $9.0 million in the second quarter of 2021 compared to a reversal for credit losses of $13.6 million in the first quarter of 2021 and a $25.0 million provision for loan losses in the second quarter of 2020. The first and second quarter reversal for credit losses were primarily driven by the more favorable macroeconomic forecast in the two periods. As of June 30, 2021, the allowance for loan losses decreased $12.6 million to $131.3 million, or 0.84% of gross loans, compared to $145.1 million, or 0.93% of gross loans, as of March 31, 2021. The change in the allowance for loan losses included a $6.6 million reversal for loan losses for the second quarter of 2021, and $7.3 million in net charge-offs. In the second quarter of 2020, a provision for loan losses of $25.0 million was recorded under the incurred loss method, which includes management's projection of the potential impacts from the COVID-19 pandemic at that time. The Company will continue to monitor the continuing impact of the COVID-19 pandemic on credit risks and losses, as well as on customer deposits and other liabilities and assets.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 7,712	$ 9,138	$ 5,106	$ 16,850	$ 6,427
Total charge-offs	7,712	9,138	5,106	16,850	6,427
Recoveries:
Commercial loans	155	1,269	1,350	1,424	2,558
Real estate loans (1)	303	111	163	413	325
Total recoveries	458	1,380	1,513	1,837	2,883
Net charge-offs	$ 7,254	$ 7,758	$ 3,593	$ 15,013	$ 3,544

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Allowance for credit losses

The Company adopted CECL as of January 1, 2021 under a modified retrospective approach. The following table presents a rollforward of the allowance for credit losses:

Allowance for Credit Losses Rollforward	Allowance for Loan Losses	Reserve for Unfunded Loan Commitments	Total Allowance for Credit Losses
	(In thousands) (Unaudited)
Balance at December 31, 2020	$ 166,538	$ 5,880	$ 172,418
Impact of ASU 2016-13 adoption *	(1,560)	6,018	4,458
Balance, at January 1, 2021 *	164,978	11,898	176,876
Reversal of provision for credit losses	(12,110)	(1,448)	(13,558)
Charge-offs	(9,138)	—	(9,138)
Recoveries	1,380	—	1,380
Net charge-offs	(7,758)	—	(7,758)
Balance, at March 31, 2021 *	$ 145,110	$ 10,450	$ 155,560
Reversal of provision for credit losses	(6,600)	(2,400)	(9,000)
Charge-offs	(7,712)	—	(7,712)
Recoveries	458	—	458
Net charge-offs	(7,254)	—	(7,254)
Balance, at June 30, 2021	$ 131,256	$ 8,050	$ 139,306

* Balance sheet amounts previously reported for the impact of the initial adoption of CECL have been corrected.
The correction decreased the allowance for loan losses by $2.2 million and increased the allowance for unfunded credit commitments by $5.5 million and an after-tax decrease to opening retained earnings of $2.3 million.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $12.6 million for the second quarter of 2021, a decrease of $3.0 million, or 19.2%, compared to $15.6 million for the second quarter of 2020. The decrease was primarily due to a $6.7 million decrease in net gains from equity securities offset, in part by, a $1.7 million increase in wealth management fees and commissions, a $1.3 million increase in bank owned life insurance benefit, and a $0.9 million increase in interest rate swap fair value, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense increased $2.4 million, or 3.6%, to $69.7 million in the second quarter of 2021 compared to $67.3 million in the same quarter a year ago. The increase in non-interest expense in the second quarter of 2021 was primarily due to an increase of $4.6 million in salaries and other employee benefits, and an increase of $1.1 million in computer and equipment expenses, offset, in part, by a decrease of $2.2 million in amortization expense of investments in low-income housing and alternative energy partnerships and a decrease of $1.0 million in FDIC and state assessments, when compared to the same quarter a year ago. The efficiency ratio was 43.4% in the second quarter of 2021 compared to 44.8% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2021 was 22.7% compared to 6.0% for the second quarter of 2020. In the second quarter of 2020, the Company made a new alternative energy investment which resulted in a year-to-date catchup adjustment in the second quarter to reflect the lower full year effective tax rate for 2020 resulting from tax credits generated from the new alternative energy investment. The effective tax rate includes the impact of alternative energy investments and low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans were $15.7 billion as of June 30, 2021, an increase of $46.3 million, or 3.0%, from $15.6 billion as of December 31, 2020. The increase was primarily due to an increase of $60.1 million in commercial mortgage loans and an increase of $32.6 million in commercial loans, not including Paycheck Protection Program ("PPP") loans, offset, in part, by a decrease of $41.7 million, or 1.0%, in residential mortgage loans and $15.0 million, or 2.2%, in real estate construction loans. During the second quarter of 2021, Cathay Bank funded 355 new PPP loans totaling $24.9 million. Loan fees recognized on PPP loans were $2.7 million in the second quarter and $1.7 million in the first quarter of 2021 compared to $1.7 million in the fourth quarter of 2020. As of June 30, 2021, the remaining deferred loan fees on PPP loans was $8.8 million.

The loan balances and composition as of June 30, 2021, compared to December 31, 2020 and June 30, 2020, are presented below:

	June 30, 2021	December 31, 2020	June 30, 2020
	(In thousands) (Unaudited)
Commercial loans	$ 2,628,534	$ 2,595,926	$ 2,746,316
Paycheck protection program loans	238,904	240,907	261,650
Residential mortgage loans	4,103,736	4,145,389	4,184,721
Commercial mortgage loans	7,615,087	7,555,027	7,391,502
Equity lines	436,801	424,555	399,207
Real estate construction loans	664,495	679,492	624,199
Installment and other loans	3,132	3,100	688
Gross loans	$ 15,690,689	$ 15,644,396	$ 15,608,283

Allowance for loan losses	(131,256)	(166,538)	(169,680)
Unamortized deferred loan fees	(6,865)	(2,494)	(4,507)
Total loans, net	$ 15,552,568	$ 15,475,364	$ 15,434,096

Total deposits were $16.5 billion as of June 30, 2021, an increase of $428.1 million, or 2.7%, from $16.1 billion as of December 31, 2020. We believe the increases in noninterest-bearing demand deposits, money market deposits and savings deposits resulted from higher liquidity maintained by our depositors during these uncertain times and improved money market deposit generation. We believe the decreases in time deposits resulted primarily from the runoff of wholesale time deposits and migration of some maturing time deposits to money market deposits. During the second quarter of 2021, our deposits excluding CD's increased by $462.2 million, or 18.3% annualized. The deposit balances and composition as of June 30, 2021, compared to December 31, 2020 and June 30, 2020, are presented below:

	June 30, 2021	December 31, 2020	June 30, 2020
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 3,664,931	$ 3,365,086	$ 3,298,415
NOW deposits	2,026,154	1,926,135	1,671,290
Money market deposits	4,003,043	3,359,191	2,982,385
Savings deposits	900,106	785,672	743,982
Time deposits	5,943,278	6,673,317	7,585,832
Total deposits	$ 16,537,512	$ 16,109,401	$ 16,281,904

ASSET QUALITY REVIEW

As of June 30, 2021, total non-accrual loans were $67.8 million, an increase of $0.1 million, or 0.1%, from $67.7 million as of December 31, 2020, and an increase of $11.3 million, or 20.0%, from $56.5 million as of June 30, 2020.

The allowance for loan losses was $131.3 million and the allowance for off-balance sheet unfunded credit commitments was $8.1 million as of June 30, 2021. The allowances represent the amount estimated by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 0.84% of period-end gross loans, and 189.42% of non-performing loans as of June 30, 2021. The comparable ratios were 1.06% of period-end gross loans, and 229.18% of non-performing loans as of December 31, 2020.

The changes in non-performing assets and troubled debt restructurings as of June 30, 2021, compared to December 31, 2020 and June 30, 2020, are presented below:

(Dollars in thousands) (Unaudited)	June 30, 2021	December 31, 2020	% Change	June 30, 2020	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 1,513	$ 4,982	(70)	$ 21,374	(93)
Non-accrual loans:
Construction loans	4,116	4,286	(4)	4,433	(7)
Commercial mortgage loans	36,884	33,715	9	10,896	239
Commercial loans	16,333	23,087	(29)	27,125	(40)
Residential mortgage loans	10,449	6,596	58	14,004	(25)
Total non-accrual loans:	$ 67,782	$ 67,684	0	$ 56,458	20
Total non-performing loans	69,295	72,666	(5)	77,832	(11)
Other real estate owned	4,871	4,918	(1)	7,318	(33)
Total non-performing assets	$ 74,166	$ 77,584	(4)	$ 85,150	(13)
Accruing troubled debt restructurings (TDRs)	$ 27,261	$ 27,721	(2)	$ 31,671	(14)

Allowance for loan losses	$ 131,256	$ 166,538	(21)	$ 169,680	(23)
Total gross loans outstanding, at period-end	$ 15,690,689	$ 15,644,396	0	$ 15,608,283	1

Allowance for loan losses to non-performing loans, at period-end	189.42%	229.18%		218.01%
Allowance for loan losses to gross loans, at period-end	0.84%	1.06%		1.09%

The ratio of non-performing assets to total assets was 0.4% as of June 30, 2021, compared to 0.4% as of December 31, 2020. Total non-performing assets decreased $3.4 million, or 4.4%, to $74.2 million as of June 30, 2021, compared to $77.6 million as of December 31, 2020, primarily due to a decrease of $3.5 million, or 70.0%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

As of June 30, 2021, the Company's Tier 1 risk-based capital ratio of 13.77%, total risk-based capital ratio of 15.47%, and Tier 1 leverage capital ratio of 10.85%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2020, the Company's Tier 1 risk-based capital ratio was 13.53%, total risk-based capital ratio was 15.47%, and Tier 1 leverage capital ratio was 10.94%. During the second quarter of 2021, the Company repurchased 1.5 million shares at an average cost of $41.46 per share for a total of $63.4 million under its April 2021 stock repurchase program of up to $75 million.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2021, was $150.6 million, an increase of $49.4 million, or 48.8%, compared to net income of $101.2 million for the same period a year ago. Diluted earnings per share was $1.89 compared to $1.27 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2021, was 3.22% compared to 3.17% for the same period a year ago.

Return on average stockholders' equity was 12.36% and return on average assets was 1.58% for the six months ended June 30, 2021, compared to a return on average stockholders' equity of 8.72% and a return on average assets of 1.10% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2021, was 45.17% compared to 44.71% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its second quarter 2021 financial results this afternoon, Monday, July 26, 2021, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 1378058. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 37 branches in California, 10 branches in New York State, four in Washington State, two in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is at www.cathaybank.com. Cathay General Bancorp's website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic, political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2020 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020

FINANCIAL PERFORMANCE
Net interest income before (reversal)/provision for credit losses	$ 148,001	$ 141,818	$ 134,475	$ 289,819	$ 274,786
(Reversal)/provision for credit losses	(9,000)	(13,558)	25,000	(22,558)	50,000
Net interest income after (reversal)/provision for credit losses	157,001	155,376	109,475	312,377	224,786
Non-interest income	12,583	10,000	15,606	22,583	21,392
Non-interest expense	69,707	71,403	67,268	141,110	132,422
Income before income tax expense	99,877	93,973	57,813	193,850	113,756
Income tax expense	22,678	20,589	3,492	43,267	12,583
Net income	$ 77,199	$ 73,384	$ 54,321	$ 150,583	$ 101,173

Net income per common share
Basic	$ 0.98	$ 0.92	$ 0.68	$ 1.90	$ 1.27
Diluted	$ 0.97	$ 0.92	$ 0.68	$ 1.89	$ 1.27

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.62	$ 0.62

SELECTED RATIOS
Return on average assets	1.60%	1.57%	1.15%	1.58%	1.10%
Return on average total stockholders' equity	12.53%	12.18%	9.31%	12.36%	8.72%
Efficiency ratio	43.41%	47.03%	44.82%	45.17%	44.71%
Dividend payout ratio	31.80%	33.59%	45.42%	32.67%	48.76%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.62%	3.68%	3.91%	3.65%	4.17%
Total interest-bearing liabilities	0.53%	0.67%	1.20%	0.60%	1.34%
Net interest spread	3.09%	3.01%	2.71%	3.05%	2.83%
Net interest margin	3.24%	3.20%	3.02%	3.22%	3.17%

CAPITAL RATIOS	June 30, 2021	December 31, 2020	June 30, 2020
Tier 1 risk-based capital ratio	13.77%	13.53%	12.88%
Total risk-based capital ratio	15.47%	15.47%	14.81%
Tier 1 leverage capital ratio	10.85%	10.94%	10.46%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	June 30, 2021	December 31, 2020	June 30, 2020

Assets
Cash and due from banks	$ 133,507	$ 138,616	$ 148,700
Short-term investments and interest bearing deposits	1,589,086	1,282,462	1,425,001
Securities available-for-sale (amortized cost of $991,715 at June 30, 2021,
$1,019,230 at December 31, 2020 and $1,122,994 at June 30, 2020)	1,002,515	1,036,550	1,146,102
Loans	15,690,689	15,644,396	15,608,283
Less: Allowance for loan losses	(131,256)	(166,538)	(169,680)
Unamortized deferred loan fees, net	(6,865)	(2,494)	(4,507)
Loans, net	15,552,568	15,475,364	15,434,096
Equity securities	20,113	23,744	24,570
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	4,871	4,918	7,318
Affordable housing investments and alternative energy partnerships, net	286,833	309,016	320,047
Premises and equipment, net	100,917	102,998	104,165
Customers' liability on acceptances	7,560	13,753	10,665
Accrued interest receivable	56,092	59,032	54,326
Goodwill	372,189	372,189	372,189
Other intangible assets, net	5,041	5,434	6,030
Right-of-use assets- operating leases	31,310	30,919	34,217
Other assets	168,510	170,889	162,361
Total assets	$ 19,348,362	$ 19,043,134	$ 19,267,037

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 3,664,931	$ 3,365,086	$ 3,298,415
Interest-bearing deposits:
NOW deposits	2,026,154	1,926,135	1,671,290
Money market deposits	4,003,043	3,359,191	2,982,385
Savings deposits	900,106	785,672	743,982
Time deposits	5,943,278	6,673,317	7,585,832
Total deposits	16,537,512	16,109,401	16,281,904

Advances from the Federal Home Loan Bank	20,000	150,000	230,000
Other borrowings for affordable housing investments	23,249	23,714	32,399
Long-term debt	119,136	119,136	119,136
Deferred payments from acquisition	—	—	7,753
Acceptances outstanding	7,560	13,753	10,665
Lease liabilities - operating leases	34,194	33,484	36,408
Other liabilities	154,354	175,502	206,324
Total liabilities	16,896,005	16,624,990	16,924,589
Stockholders' equity	2,452,357	2,418,144	2,342,448
Total liabilities and equity	$ 19,348,362	$ 19,043,134	$ 19,267,037

Book value per common share	$ 31.38	$ 30.41	$ 29.42
Number of common shares outstanding	78,158,590	79,508,265	79,619,984

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 161,493	$ 159,721	$ 168,149	$ 321,214	$ 346,019
Investment securities	3,189	3,067	5,405	6,256	13,015
Federal Home Loan Bank stock	255	217	214	472	519
Deposits with banks	438	315	240	753	1,191
Total interest and dividend income	165,375	163,320	174,008	328,695	360,744

INTEREST EXPENSE
Time deposits	10,055	14,009	30,811	24,064	65,966
Other deposits	5,465	5,594	5,919	11,059	13,910
Advances from Federal Home Loan Bank	415	475	1,316	890	2,868
Long-term debt	1,439	1,424	1,440	2,863	2,880
Deferred payments from acquisition	—	—	42	—	100
Short-term borrowings	—	—	5	—	234
Total interest expense	17,374	21,502	39,533	38,876	85,958

Net interest income before (reversal)/provision for credit losses	148,001	141,818	134,475	289,819	274,786
(Reversal)/provision for credit losses	(9,000)	(13,558)	25,000	(22,558)	50,000
Net interest income after (reversal)/provision for credit losses	157,001	155,376	109,475	312,377	224,786

NON-INTEREST INCOME
Net (losses)/gains from equity securities	(879)	(2,752)	5,779	(3,631)	(323)
Securities gains, net	—	853	1,147	853	1,153
Letters of credit commissions	1,782	1,690	1,560	3,472	3,200
Depository service fees	1,343	1,363	1,117	2,706	2,415
Other operating income	10,337	8,846	6,003	19,183	14,947
Total non-interest income	12,583	10,000	15,606	22,583	21,392

NON-INTEREST EXPENSE
Salaries and employee benefits	32,758	32,722	28,197	65,480	59,136
Occupancy expense	4,960	5,046	4,963	10,006	10,140
Computer and equipment expense	3,647	3,271	2,581	6,918	5,174
Professional services expense	5,756	4,710	5,200	10,466	10,345
Data processing service expense	3,243	3,655	3,566	6,898	7,232
FDIC and State assessments	1,440	1,925	2,446	3,365	4,861
Marketing expense	1,443	2,882	915	4,325	2,801
Other real estate owned expense/(income)	191	94	452	285	(3,652)
Amortization of investments in low income housing and alternative energy partnerships	10,682	11,570	12,934	22,252	26,824
Amortization of core deposit intangibles	171	172	171	343	343
Cost associated with debt redemption	—	732	—	732	—
Other operating expense	5,416	4,624	5,843	10,040	9,218
Total non-interest expense	69,707	71,403	67,268	141,110	132,422

Income before income tax expense	99,877	93,973	57,813	193,850	113,756
Income tax expense	22,678	20,589	3,492	43,267	12,583
Net income	$ 77,199	$ 73,384	$ 54,321	$ 150,583	$ 101,173
Net income per common share:
Basic	$ 0.98	$ 0.92	$ 0.68	$ 1.90	$ 1.27
Diluted	$ 0.97	$ 0.92	$ 0.68	$ 1.89	$ 1.27

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.62	$ 0.62
Basic average common shares outstanding	79,167,004	79,530,777	79,581,097	79,347,886	79,584,587
Diluted average common shares outstanding	79,418,668	79,832,305	79,682,426	79,624,344	79,756,226

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	June 30, 2021		March 31, 2021		June 30, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,684,329	4.13%	$ 15,691,976	4.13%	$ 15,626,412	4.33%
Taxable investment securities	976,593	1.31%	995,704	1.25%	1,268,661	1.71%
FHLB stock	17,250	5.93%	17,250	5.10%	17,434	4.95%
Deposits with banks	1,633,686	0.11%	1,283,375	0.10%	980,949	0.10%
Total interest-earning assets	$ 18,311,858	3.62%	$ 17,988,305	3.68%	$ 17,893,456	3.91%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,967,069	0.13%	$ 1,890,390	0.14%	$ 1,586,112	0.19%
Money market deposits	3,951,549	0.47%	3,552,217	0.54%	2,756,493	0.72%
Savings deposits	896,747	0.09%	845,543	0.10%	740,500	0.14%
Time deposits	6,035,219	0.67%	6,404,755	0.89%	7,616,446	1.63%
Total interest-bearing deposits	$ 12,850,584	0.48%	$ 12,692,905	0.63%	$ 12,699,551	1.16%
Other borrowed funds	93,442	1.79%	123,424	1.56%	412,953	1.33%
Long-term debt	119,136	4.84%	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	13,063,162	0.53%	12,935,465	0.67%	13,231,640	1.20%

Non-interest-bearing demand deposits	3,597,475		3,406,460		3,101,265

Total deposits and other borrowed funds	$ 16,660,637		$ 16,341,925		$ 16,332,905

Total average assets	$ 19,347,886		$ 19,011,161		$ 18,930,651
Total average equity	$ 2,471,388		$ 2,443,040		$ 2,346,775

	Six months ended
(In thousands)	June 30, 2021		June 30, 2020
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,688,131	4.13%	$ 15,419,926	4.51%
Taxable investment securities	986,096	1.28%	1,324,013	1.98%
FHLB stock	17,250	5.52%	17,352	6.02%
Deposits with banks	1,459,498	0.10%	645,986	0.37%
Total interest-earning assets	$ 18,150,975	3.65%	$ 17,407,277	4.17%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,928,941	0.14%	$ 1,487,354	0.20%
Money market deposits	3,752,986	0.50%	2,597,245	0.92%
Savings deposits	871,286	0.10%	736,936	0.16%
Time deposits	6,218,967	0.78%	7,556,033	1.76%
Total interest-bearing deposits	$ 12,772,180	0.55%	$ 12,377,568	1.30%
Other borrowed funds	108,350	1.66%	402,491	1.60%
Long-term debt	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	12,999,666	0.60%	12,899,195	1.34%

Non-interest-bearing demand deposits	3,502,495		2,982,577
Total deposits and other borrowed funds	$ 16,502,161		$ 15,881,772

Total average assets	$ 19,181,963		$ 18,466,846
Total average equity	$ 2,456,167		$ 2,333,529

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652